Appleton Reports Fourth Quarter and Full Year 2010 Results

APPLETON, Wis., March 7, 2011 /PRNewswire/ --

Fourth quarter 2010

  Net sales of $204.2 million were up 8.4%
  Net sales of thermal papers were up 14.5%; shipments up approximately 8%
  Net sales of Encapsys® were up 32.1%;  shipments up approximately 44%
  Operating income up $10.0 million versus fourth quarter 2009
  Voluntarily repaid remaining $17.5 million principal of secured term note

Full year 2010

  Net sales of $849.9 million were up 11.6%
  Net sales increased in all business segments
  Net sales of thermal papers were up 21.6%; shipments up approximately 24%
  Net sales for Encapsys were up 29.1%; shipments up approximately 50%
  Experienced strong demand for market-leading  BPA-free thermal receipt paper
  Launched new Superior carbonless sheet product
  Gained increased financial flexibility through voluntary debt refinancing
  Completed the sale of the Performance Packaging operations

Appleton's fourth quarter 2010 net sales of $204.2 million increased 8.4 percent compared to fourth quarter 2009 net sales of $188.4 million largely due to increased shipment volumes of thermal papers and Encapsys products as well as the positive impact of price increases initiated throughout the year.

Appleton reported fourth quarter 2010 operating income of $8.7 million compared to an operating loss of $1.3 million during fourth quarter 2009. The Company benefited from favorable price and mix and reduced manufacturing costs in the fourth quarter 2010. However, raw materials inflation continued to negatively impact financial results as the expected fourth quarter retreat of raw material pricing did not materialize. By comparison, fourth quarter 2009 results included a $4.7 million alternative fuels tax credit as a reduction to cost of sales.

Appleton's 2010 net sales of $849.9 million increased 11.6 percent compared to 2009 net sales of $761.8 million largely due to increased shipment volumes and the positive impact of price increases initiated throughout the year in response to escalating raw material costs.

Appleton reported 2010 operating income of $37.0 million compared to $30.1 million during 2009. Current year operating income included an $8.9 million environmental expense recovery as a result of an insurance settlement while 2009 results included $17.7 million of alternative fuel tax credits recorded as a reduction to cost of sales. During 2010, the negative impact of raw materials inflation, driven by record high pulp prices, as well as unfavorable mix resulting from increased international carbonless sales, were offset by lower manufacturing costs and the positive impacts of increased shipment volumes and price increases initiated throughout the year in response to escalating raw material costs.

Innovative products and disciplined management helped Appleton deliver on expectations

"Improved customer demand for our innovative brands, especially our BPA-free thermal receipt paper and Superior carbonless sheet product, helped us achieve our expectations for revenue and volume growth in 2010," said Mark Richards, Appleton's chairman, president and chief executive officer. "Those same factors helped us meet the performance outlook we provided for the fourth quarter as well."

"All elements of our thermal business continued their strong growth trend; and shipments from our Encapsys business were up 50% while sales grew by nearly 30%," he noted.  "Our carbonless sales volume was up nearly 4% which helped us outperform the carbonless market segment."

Richards added that, excluding one-time items, the company also delivered expected improvements to EBITDA and operating income despite significant increases in raw material costs including record high pulp prices. Fourth quarter results benefited from price increases the Company implemented during the first three quarters of the year to offset the impact of rapidly rising pulp prices. Improved manufacturing performance, especially from the Company's thermal paper operations, waste reduction and consistent financial discipline also contributed to improved results.

Well-supported market leadership position

"The wisdom of our 2007 decision to invest $125 million to expand our capacity and improve our technology to serve our thermal paper customers worldwide was apparent in 2010 as market demand for our products grew, our operating efficiencies improved, and the new coater reached full capacity," Richards noted. "The capabilities of this machine are outstanding and have us well positioned as the market leader to serve the projected growth of the thermal paper market."

Rapid sales and EBITDA growth from Appleton's Encapsys business prompted the Company to designate Encapsys as a reporting segment in 2010. "We nurtured the growth of Encapsys within a culture of innovation and it's now a robust division that exceeded our expectations for sales, volume and earnings growth in 2010," said Richards. "Our Encapsys team is doing an excellent job of developing unique technical solutions for our customers using our extensive knowledge of and experience with microencapsulation."

Fourth Quarter and Full Year Business Unit Results (dollars in thousands):
	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Carbonless Papers	$ 109,343	$ 108,836	$ 6,778	$ 2,961
Thermal Papers	85,348	74,561	395	(3,350)
Encapsys	14,732	11,149	3,942	794
Other (Unallocated)	--	--	(1,583)	(807)
Intersegment (a)	(5,201)	(6,184)	(800)	(911)
	$ 204,222	$ 188,362	$ 8,732	$ (1,313)

	Net Sales for the		Operating Income (Loss) for the
	Year Ended		Year Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Carbonless Papers	$ 479,058	$ 464,343	$ 30,474	$ 49,143
Thermal Papers	341,776	281,146	(2,261)	(10,911)
Encapsys	52,250	40,459	10,075	2,704
Other (Unallocated)	--	--	2,296	(7,179)
Intersegment (a)	(23,200)	(24,141)	(3,545)	(3,649)
	$ 849,884	$ 761,807	$ 37,039	$ 30,108
(a) Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Paper Business

Fourth quarter 2010 net sales of $194.7 million were 6.2 percent higher than fourth quarter 2009 due to the positive impacts of increased shipment volumes of thermal papers and price increases initiated during the year.  Net sales of thermal papers increased 14.5 percent, compared to the prior year quarter, due to increased shipment volumes of approximately 8 percent. Carbonless net sales were slightly higher when compared to fourth quarter 2009.

Fourth quarter 2010 operating income was $7.2 million compared to an operating loss of $0.4 million in fourth quarter 2009. Favorable pricing and manufacturing cost reductions were partially offset by continued raw materials inflation. Fourth quarter 2009 results also included a $4.7 million alternative fuels tax credit as a reduction to cost of sales.

Paper business net sales for 2010 were $820.8 million which was 10.1 percent higher than 2009 due to a nearly 11 percent increase in shipment volumes. Carbonless net sales increased 3.2 percent primarily due to increased shipment volumes resulting from strong international demand and the successful launch of the Company's new Superior carbonless sheet product, as well as the positive impact of various price increases initiated throughout 2010 in response to escalating raw material costs. Net sales of thermal papers increased 21.6 percent due to increased shipment volumes of approximately 24 percent. Net sales were also positively impacted by price increases and the growing demand for Appleton's BPA-free thermal paper.

Paper business operating income of $28.2 million for 2010 decreased $10.0 million compared to 2009. Excluding $17.7 million of alternative fuels tax credit recorded in 2009, results for 2010 were $7.7 million improved over the prior year.  The 2010 operating improvement resulted as Appleton was able to cut manufacturing costs, increase volumes and improve selling prices to offset $42.0 million of higher input costs and unfavorable mix.

Encapsys

Encapsys fourth quarter 2010 net sales of $14.7 million were 32.1 percent higher than fourth quarter 2009. Fourth quarter 2010 volumes were approximately 44 percent higher than the prior year quarter. The increase in net sales contributed to a $3.1 million quarter-over-quarter increase in operating income.

During 2010, Encapsys net sales totaled $52.3 million which was 29.1 percent higher than 2009.  Current year operating income was $10.1 million compared to $2.7 million for 2009. This was the result of an increase in shipment volumes of approximately 50 percent.

Other (Unallocated)

Other (unallocated) includes unallocated corporate expenses. Fourth quarter 2010 costs increased $0.8 million from fourth quarter 2009.  Total year 2010 expense was $9.5 million lower than 2009 due to the recording of the $8.9 million environmental insurance recovery.

Balance Sheet

At the end of 2010, the Company held cash balances totaling $3.8 million compared to cash balances of $10.0 million at year-end 2009. At January 1, 2011, total debt increased to $558.8 million compared to $550.1 million at year-end 2009. Borrowing on the revolving credit facility increased during the fourth quarter 2010 largely due to the voluntary repayment, in full, of the secured term note payable which accrued interest at 14.25% per annum and was due in December 2013. During 2010, the Company used $30.0 million of cash in operations largely as a result of a $36.6 million increase in working capital as well as a $15.0 million pension payment made during third quarter for the 2009 plan year. At the end of 2010, the Company had approximately $42 million of liquidity. Appleton invested $17.8 million for capital projects and used $15.6 million of cash for financing activities, including the repayment of the secured term note payable, debt acquisition costs associated with the February 2010 voluntary debt refinancing, the net redemption of common stock and other mandatory repayments of debt. Also during 2010, the Company received $56.0 million in cash proceeds for the July 2010 sale of American Plastics Company, Inc. and New England Extrusion Inc. and has an $8.2 million insurance recovery receivable recorded for the West Carrollton mill coal silo collapse, of which, $4.0 million was collected in February 2011.

Outlook:  Cautiously optimistic

Richards said he expects the improved performance the Company achieved during the second half of 2010 will continue into the first quarter of 2011 and extend throughout the year. While optimistic about the Company's prospects, Richards said that market conditions continue to be challenging. "We remain firmly focused on two strategies: Delivering superior-performing, innovative products and achieving operational excellence by improving operational efficiencies, reducing waste, controlling spending and increasing cash flow.  That disciplined approach has been the key to our success during the recession and it will be vital while the recovery gains momentum in 2011," said Richards.

Richards said he expects that the first quarter 2011 shipments of Appleton's paper products will be improved compared to the volumes the Company achieved in the fourth quarter 2010. "We will rely on our market leadership positions in carbonless and thermal, the quality and breadth of those product portfolios, and our expanding domestic and international sales presence to build on the momentum we gained in 2010," said Richards.

The Company expects to realize growth from improving demand for its thermal paper products, both in the point-of-sale as well as the tag, ticket and label products. The popularity and performance of Appleton's Superior carbonless sheet product and the stronger international demand for carbonless roll and sheet products will help that business segment to continue to outperform the carbonless market segment.

Richards said that he expects strong growth for the Encapsys division and its contribution to the Company's sales and earnings improvements will continue to grow. "We have established a firm foundation on which to grow our Encapsys business and we are encouraged by the opportunities to expand it," Richards stated.

Earnings release conference call

Appleton will host a conference call to discuss its fourth quarter and 2010 results on Tuesday, March 8, 2011, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through March 22.

About Appleton

Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces carbonless papers, thermal papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio, and Pennsylvania, employs approximately 1,900 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements

This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seek" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1 Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands) (unaudited)
	For the Three Months Ended	For the Three Months Ended
	January 1, 2011	January 2, 2010

Net sales	$ 204,222	$ 188,362
Cost of sales	163,727	156,402

Gross profit	40,495	31,960

Selling, general and administrative expenses	32,529	33,273
Environmental expense insurance recovery	(766)	--

Operating income (loss)	8,732	(1,313)

Other expense (income)
Interest expense	15,802	13,082
Debt extinguishment expense, net	1,478	144
Interest income	(252)	(355)
Foreign exchange loss (gain)	268	(115)
Other income	(1,029)	--

Loss before income taxes	(7,535)	(14,069)
Provision for income taxes	86	200

Loss from continuing operations	(7,621)	(14,269)

Discontinued operations
Loss from discontinued operations, net of income taxes	(169)	(3,093)

Net loss	$ (7,790)	$ (17,362)

Other Financial Data:
Depreciation and amortization of intangible assets from continuing operations	$ 12,404	$ 14,400

Table 2 Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands)
	For the	For the
	Year Ended	Year Ended
	January 1, 2011	January 2, 2010

Net sales	$ 849,884	$ 761,807
Cost of sales	684,488	603,247

Gross profit	165,396	158,560

Selling, general and administrative expenses	137,304	128,452
Environmental expense insurance recovery	(8,947)	--

Operating income	37,039	30,108

Other expense (income)
Interest expense	65,772	51,291
Debt extinguishment expense (income), net	7,010	(42,602)
Interest income	(327)	(402)
Foreign exchange loss (gain)	600	(1,506)
Other income	(1,029)	(820)

(Loss) income from continuing operations before income taxes	(34,987)	24,147

Provision for income taxes	176	333

(Loss) income from continuing operations	(35,163)	23,814

Discontinued operations
Income (loss) from discontinued operations, net of income taxes	3,499	(606)

Net (loss) income	$ (31,664)	$ 23,208

Other Financial Data:
Depreciation and amortization of intangible assets from continuing operations	$ 49,780	$ 56,460

Table 3
Appleton Papers Inc.
Consolidated Balance Sheets
(dollars in thousands)

	January 1, 2011	January 2, 2010

Cash and cash equivalents	$ 3,772	$ 9,963
Accounts receivable	93,374	81,485
Inventories	110,032	105,017
Other current assets	41,992	54,758
Assets of discontinued operations	--	17,772
Total current assets	249,170	268,995

Property, plant and equipment, net	354,601	385,129

Other long-term assets	73,228	96,195
Assets of discontinued operations	--	40,332

Total assets	$ 676,999	$ 790,651

Accounts payable	$ 48,651	$ 55,384
Other current liabilities	84,776	102,536
Liabilities of discontinued operations	--	5,733
Total current liabilities	133,427	163,653

Long-term debt	540,131	544,113

Other long-term liabilities	139,432	189,608
Total equity	(135,991)	(106,723)

Total liabilities & equity	$ 676,999	$ 790,651

CONTACT:  Bill Van Den Brandt, Manager, Corporate Communications of Appleton, +1-920-991-8613, bvandenbrandt@appletonideas.com